1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Patrick E. Beans
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
FOURTH QUARTER AND YEAR-END 2010 RESULTS

Company Announces 2011 Earnings Per Share Guidance of $1.65
Board of Directors Increase Quarterly Dividend to $0.22 Per Share

LINCOLN, Nebraska (February 8, 2011) — National Research Corporation (NASDAQ:NRCI) today announced results for the fourth quarter and year-end 2010.

Fourth Quarter:
•	Revenue $15.9 million up 15%
•	Net income $1.6 million down 30%
•	Diluted earnings per share $0.23 down 30%
•	Net new contracts signed reached $5.1 million, up 80%

Year-end 2010
•	Revenue $63.4 million up 10%
•	Net income $8.5 million; diluted earnings per share $1.26
•	Net new contracts signed up 80%; total contract value up 22%

Commenting on the fourth quarter results, Michael D. Hays, president and chief executive officer of National Research Corporation, said, “We accelerated our investment in growth opportunities during the fourth quarter in light of favorable conditions for Illuminate and our new subscription-based offerings from NRC Picker, The Governance Institute and My InnerView.  We also continued sales force expansion.  The returns from these investments are continuing to materialize in the form of increased sales and sustainable points of differentiation in the marketplace.”

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NRCI Announces 2010 Fourth Quarter and Year End Results

February 8, 2011

Revenue for the quarter ended December 31, 2010, increased 15% to $15.9 million, compared to $13.8 million for the same period in 2009.  Net income for the fourth quarter was $1.6 million or $0.24 basic and $0.23 diluted earnings per share, compared with net income of $2.2 million or $0.34 basic and $0.33 diluted earnings per share, in the prior year period.

Revenue for the year ended December 31, 2010, was $63.4 million, compared to $57.7 million for the same period in 2009, an increase of 10%.  Net income for the years ended December 31, 2010 and 2009, was $8.5 million or $1.28 basic and $1.26 diluted earnings per share.

In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “The Company clearly diverted from historical patterns by reinvesting all its incremental earnings for the full year 2010 over 2009.  To provide visibility related to the anticipated return on these investments, today we are announcing earnings guidance of $1.65 per dilutive share for the year ending December 31, 2011.”

The Company’s Board of Directors has declared a regular quarterly cash dividend of $0.22 (twenty-two cents) per share, an increase of 16% over the prior quarter, payable March 31, 2011, to shareholders of record as of the close of business on March 4, 2011.

A listen-only simulcast of National Research Corporation’s 2010 fourth quarter and year-end conference call will be available online at www.earnings.com on February 9, 2011, beginning at 11:00 a.m. Eastern time.  The online replay will follow approximately one hour later and continue for 30 days.

National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces 2010 Fourth Quarter and Year End Results

February 8, 2011

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenue	$15,883	$13,842	$63,398	$57,692

Operating expenses:
Direct expenses	6,265	5,386	24,635	24,148
Selling, general and administrative	5,937	4,204	20,202	16,016
Depreciation and amortization	1,322	928	4,704	3,831
Total operating expenses	13,524	10,518	49,541	43,995

Operating income	2,359	3,324	13,857	13,697

Other income (expense):
Interest income	1	--	6	2
Interest expense	(163)	(90)	(491)	(405)
Other, net	(39)	(45)	(57)	(177)

Total other income (expense)	(201)	(135)	(542)	(580)

Income before income taxes	2,158	3,189	13,315	13,117
Provision for income taxes	590	951	4,816	4,626

Net income	$1,568	$2,238	$8,499	$8,491

Net income per share, basic	$0.24	$0.34	$1.28	$1.28
Net income per share, diluted	$0.23	$0.33	$1.26	$1.26

Weighted average shares outstanding:
Basic	6,644	6,639	6,637	6,637
Diluted	6,780	6,725	6,736	6,723

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NRCI Announces 2010 Fourth Quarter and Year End Results

February 8, 2011

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Dec. 31,	Dec. 31,
	2010	2009
ASSETS

Current Assets:
Cash and cash equivalents	$3,519	$2,512
Accounts receivable, net	9,172	5,214
Income taxes recoverable	1,277	803
Other current assets	3,373	3,135
Total current assets	17,341	11,664

Net property and equipment	14,482	13,975
Other, net	63,793	46,860

Total Assets	$95,616	$72,499

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$2,307	$1,446
Deferred revenue	17,701	11,907
Accrued compensation	4,161	1,926
Notes payable	1,827	816
Total current liabilities	25,996	16,095

Non-current liabilities	21,036	12,233

Total Liabilities	47,032	28,328

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; issued 8,044,855 in 2010 and 8,018,044 in 2009; outstanding 6,668,574 in 2010 and 6,662,111 in 2009	8	8
Additional paid-in capital	28,970	27,871
Retained earnings	41,343	37,905
Accumulated other comprehensive income (loss)	1,108	769
Treasury stock	(22,845)	(22,382)
Total shareholders’ equity	48,584	44,171
Total liabilities and shareholders’ equity	$95,616	$72,499

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